Exhibit 10.7


                               RETENTION AGREEMENT


     Agreement, dated January 4, 2002, by and between Arch Capital Group Ltd., a Bermuda company (the "Company"), Arch Capital Group (U.S.) Inc., a Delaware corporation and a wholly owned subsidiary of the Company (the "Subsidiary"), and Robert Clements (the "Director").

     WHEREAS, the board of directors of the Company (the "Board") wishes to assure that it will have the continued dedication of the Director and the availability of his advice and counsel, and to induce the Director to remain in the service of the Company; and

     WHEREAS, the Director is willing to continue to serve the Company or one of its subsidiaries taking into account the provisions of this Agreement;

     NOW, THEREFORE, in consideration of the foregoing, and the respective covenants and agreements of the parties herein contained, the parties agree as follows:

     1. Position & Responsibilities. The Company retains the Director to serve as Chairman of the Board, and in such capacity the Director shall report to the Board, and the Director accepts said retention. The term of the Director's retention as Chairman of the Board shall continue so long as the Director remains on the Board, provided that such retention shall terminate upon notice by either the Company to the Director or by the Director to the Company.

     2. Compensation.

     (a) Compensation for the Director's services shall be at an annual compensation rate equal to (1) 50% of the then annual base salary of the Chief Executive Officer of the Company (the "Share Portion") plus (2) the amount, calculated on an after-tax basis (net of any actual tax benefits, including any interest expense deductions, to the Director with respect thereto, as determined by an accounting firm selected by the Company and reasonably acceptable to the Director), sufficient to defray the interest payable on the Loan (defined below) (the "Cash Portion"). The Director may also receive an annual cash bonus to be determined by the Board.

     (b) The Share Portion of the annual compensation for each year shall be payable in restricted common shares of the Company based on the fair market value of the common shares of the Company on January 1 of that year. The restricted shares granted as annual compensation for any year shall fully vest on January 1 of the following year, so long as Director continues to serve as Chairman of the Board.

     (c) The Cash Portion of the annual compensation for each year shall be paid in semiannual installments, on the business day preceding each date of payment of interest on the Loan.

     (d) If the Director's service as chairman is terminated for any reason, he shall receive an amount equal to a prorated portion of the Share Portion and Cash Portion of his annual compensation for the year of such termination.

     (e) The Director waives his right to receive the annual retainer and compensation for meetings that non-employee directors of the Company are eligible to receive.

     3. Additional Terms. As a non-employee director, the Director is eligible to participate in the Company's 1995 and 1999 Long Term Incentive and Share Award Plans and any other similar plans adopted by the Company under which annual awards of options and/or other shares-based awards may be granted by the Board or its duly authorized committee; provided that the Director acknowledges that he has no right to receive any awards under such plans.

     4. Loan.

     (a) The Director represents and warrants that he has made an election under
Section 83(b) of the United States Internal Revenue Code of 1986, as amended (the "Code"), with respect to the 1,668,157 restricted shares of the Company granted to him on October 23, 2001 (the "Applicable Restricted Shares"), and that the Director will have an income tax liability of approximately $13,530,000 as a result of such election.

     (b) The Subsidiary agrees to make a non-recourse loan (the "Loan") to the Director in an amount equal to $13,530,000 to be used by the Director solely for the purpose of paying his income and self-employment taxes with respect to the Applicable Restricted Shares. The Loan shall be secured by, and recourse only to, the Applicable Restricted Shares and be evidenced by a non-recourse promissory note (the "Note"), substantially in the form attached hereto as Exhibit A. The Company and the Director agree that in the event of foreclosure in accordance with the provisions of the Note, the Subsidiary shall be entitled to take title to the Applicable Restricted Shares, free and clear of all liens and contractual restrictions.

     (c) The Director shall give notice to the Subsidiary at least 10 business days prior to the date on which he is required to pay the aforementioned income and self-employment taxes with respect to the Applicable Restricted Shares. The Subsidiary shall advance the proceeds of the Loan, to the account specified by the Director, not later than the business day preceding such date on which payment is required.

     5. Certain Additional Payments.

     (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that the Applicable Restricted Shares or the 21,472 restricted shares of the Company granted to the Director on November 19, 2001 (together with the Applicable Restricted Shares, the "Restricted Shares") would be subject to the excise tax imposed by Section 4999 of the Code or any corresponding provisions of state or local tax law, or any interest or penalties are incurred by the Director with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Director shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Director of all taxes (including any Excise Tax, income tax or employment tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes (excluding any such interest or penalties caused by the Director's willful inaction), the Director retains from the

Gross-Up Payment an amount equal to the Excise Tax imposed upon the Restricted Shares. The payment of a Gross-Up Payment under this Section 5(a) shall not be conditioned upon the Director's termination of service.

     (b) Subject to the provisions of Section 5(c), all determinations required to be made under this Section 5, including the determination of whether a Gross-Up Payment is required and of the amount of any such Gross-up Payment, shall be made by PricewaterhouseCoopers (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Director within 15 business days after the receipt of notice from the Company that the Director has become subject to the Excise Tax with respect to the Restricted Shares, or such earlier time as is requested by the Company. The initial Gross-Up Payment, if any, as determined pursuant to this Section 5(b), shall be paid to the Director no later than the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm meeting the requirements of this
Section 5(b) shall be binding upon the Company and the Director. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-up Payments are made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5(c) and the Director thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Director. In the event the Gross-up Payment exceeds the amount necessary to reimburse the Director for the Excise Tax, the Accounting Firm shall determine the Overpayment that has been made and any such Overpayment shall be promptly paid by the Director to or for the benefit of the Company. The fees and disbursements of the Accounting Firm shall be paid by the Company. The Director agrees not to take any excise tax reporting position inconsistent with any position taken by the Company with respect to the Restricted Shares.

     (c) The Director shall notify the Company in writing of any specific claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable and shall apprise the Company of the nature of such claim and the date on which such Claim is requested to be paid. The Director shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Director in writing prior to the expiration of such period that it desires to contest such claim, the Director shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim,

          (ii) take such action in connection with contesting such claim as the Company shall reasonably and in good faith request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

          (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Director harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax, including interest and penalties with respect thereto (other than any such interest or penalties caused by the Director's willful inaction), imposed as a result of such representation and payment of costs and expenses.

     If the Company directs the Director to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Director on an interest-free basis and shall indemnify and hold the Director harmless, on an after-tax basis, from any Excise Tax, income tax or employment tax, including interest or penalties with respect thereto (other than any such interest or penalties caused by the Director's willful inaction), imposed with respect to such advance. The Company's rights hereunder shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Director shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) If, after the receipt by the Director of an amount advanced by the Company pursuant to Section 5(c), the Director becomes entitled to receive any refund with respect to such claim, the Director shall (subject to the Company's complying with the requirements of Section 5(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Director of an amount advanced by the Company pursuant to Section 5(c), a determination is made that the Director shall not be entitled to any refund with respect to such claim and the Company does not notify the Director in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     6. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Director's continuing or future participation in any benefit, bonus, policies or programs provided by the Company or any of its subsidiaries and for which the Director may qualify, nor, except as provided in Section 10(e), shall anything herein limit or otherwise affect such rights as the Director may have under any share option or other agreements with the Company or any of its subsidiaries.

     7. Full Settlement; Legal Expenses. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any of its subsidiaries may have against the Director or others. The Company agrees to pay, upon written demand therefor by the Director accompanied by an invoice for such fees and expenses, all legal fees and expenses which the Director may reasonably incur as a result of any dispute or contest by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Director about the amount of any payment hereunder), plus in each case interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code, unless the Company prevails on all material causes of action in the dispute or contest. In any such action brought by the Director for damages or to enforce any provision of this Agreement, the Director shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company's obligations hereunder, in the Director's sole discretion.

     8. Confidential Information; Nonsolicitation of Employees and Customers. The Director shall hold in a fiduciary capacity for the benefit of the Company and its subsidiaries all secret or confidential information, knowledge or data relating to the Company or any of its subsidiaries, and their respective businesses and joint ventures, which shall have been obtained by the Director during the Director's services with the Company or any of its subsidiaries (except for information, knowledge or data which shall be or subsequently become known or generally available to the public other than by acts of the Director or his representatives in violation of this Agreement). After the date of termination of the Director's services with the Company or any of its subsidiaries, the Director shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by the Company. The Director shall return to the Company at the time of the termination of the Director's services with the Company or any of its subsidiaries all tangible property of the Company or any its subsidiaries in the Director's possession, including, but not limited to, confidential information relating to the Company or any of its subsidiaries.

     The Director shall not, during the term of his retention by the Company or any of its subsidiaries and for one year thereafter, directly or indirectly, on behalf of the Director or any other person or entity, induce, or seek to induce, any employee of the Company or any of its subsidiaries to terminate services with the Company or any of its subsidiaries. In addition, the Director hereby agrees that, in the event his service with the Company is terminated by the Company prior to the fifth anniversary of the date hereof, during the period ending on the later of the fifth anniversary of the date hereof or one year following the date of his termination by the Company, he will not, without the Company's written consent, directly or indirectly manage, participate in, or render services for any business competing with the businesses of the Company or its subsidiaries as such businesses exist or are in process as of the date of termination, within any geographical area in which the Company or its subsidiaries engage in such businesses.

     In the event of a breach or threatened breach by the Director of any provision of this Section 8, the Director acknowledges that the Company and its subsidiaries shall be entitled to an injunction restraining the Director from such act or threatened act, in addition to monetary damages and any other available remedies. The Director hereby expressly consents and agrees that, for any breach or threatened breach of any provision of this Section 8, a restraining order and/or an injunction may be issued against the Director in addition to any other rights the Company or any of its subsidiaries may have with respect to such violation or breach. In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Director under this Agreement. If, at the enforcement of this Section 8, a court holds that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be permitted to revise the restrictions contained in Section 8 to cover the maximum duration, scope and area permitted by law.

     9. Successors.

     (a) This Agreement is personal to the Director and without the prior written consent of the Company shall not be assignable by the Director otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Director's legal representatives or successors in interest.

     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the businesses and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. For this purpose, any company that owns the Company's Bermuda operations and becomes directly owned by shareholders of the Company shall be deemed to be a successor of the Company. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees (or is required hereunder to assume and agree) to perform this Agreement by operation of law or otherwise.

     10. Miscellaneous.

     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

     (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Director:

         Robert Clements
         104 Wallachs Point Drive
         Stamford, CT  06902


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                                       7


         If to the Company:

         Arch Capital Group Ltd.
         20 Horseneck Lane
         Greenwich, CT  06830
         Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

     (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     (d) The Director's or the Company's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

     (e) This Agreement replaces and supersedes in its entirety the Retention and Change in Control Agreement dated as of May 5, 2000 between the Company and the Director, which shall cease to be in effect.

     (f) This Agreement contains the entire understanding of the Company and the Director with respect to the subject matter hereof but, except as otherwise expressly stated herein, does not supersede or override the provisions of any share option, restricted share, employee benefit or other plan, program, policy or practice in which the Director is a participant or under which the Director is a beneficiary.

     IN WITNESS WHEREOF, the Director has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Agreement to be executed as of the date first above written.

                      ARCH CAPITAL GROUP LTD.


                      By:    /s/ Louis T. Petrillo
                             ------------------------------------------------
                             Name:  Louis T. Petrillo
                             Title:  Senior Vice President, General Counsel &
                                        Secretary


                      ARCH CAPITAL GROUP (U.S.) INC.


                      By:    /s/ Louis T. Petrillo
                             -------------------------------------------------
                             Name:  Louis T. Petrillo
                             Title:  Senior Vice President, General Counsel &
                                        Secretary


                             DIRECTOR:


                             /s/ Robert Clements
                             --------------------------------------------------
                             Robert Clements

                                                                       Exhibit A

                      SECURED NON-RECOURSE PROMISSORY NOTE



US$13,530,000                                               Greenwich, CT
                                                            April __, 2002


     The undersigned, ROBERT CLEMENTS (the "Borrower"), HEREBY PROMISES TO PAY to the order of Arch Capital Group (U.S.) Inc. (the "Holder"), US$13,530,000 (Thirteen Million Five Hundred Thirty Thousand United States Dollars), together with interest thereon, in accordance with the terms and conditions set forth below (including, without limitation, paragraph (k)).

     (a) Interest; Maturity. Interest on the principal balance of this Note from time to time outstanding shall accrue from the date hereof (the "Effective Date") at _____%,(1) compounded semi-annually. Interest shall accrue and be payable on each March 31 and September 30 and on the Maturity Date (defined below). Interest shall be computed on the basis of a year of a 365-day year and shall be paid for the actual number of days on which principal is outstanding. In any event, the entire outstanding principal balance of this Note, together with any accrued interest and other charges as may be due hereunder, shall be paid on the fifth anniversary of the Effective Date (the "Maturity Date").

     (b) Payments. Amounts due hereunder are payable in lawful money of the United States and in immediately available funds at the offices of the Holder located at Arch Capital Group (U.S.) Inc., 20 Horseneck Lane, Greenwich, CT 06830 or at such other place as the Holder shall designate in writing to the Borrower.

     (c) Optional Prepayment. The Borrower may, at his option, prepay this Note, in whole or in part, at any time and from time to time, without premium or penalty.

     (d) Representations. The Borrower represents and warrants as follows: (i) Borrower has full power and authority to execute, deliver, and perform his obligations under this Note; (ii) the execution, delivery and performance by the Borrower does not contravene any agreement to which Borrower is a party or by which he or any of his assets are bound; and (iii) this Note constitutes the legal, valid and binding non-recourse obligation of the Borrower, enforceable against the Borrower in accordance with its terms (including, without limitation, paragraph (k)).

----------

1 Applicable federal rate (mid term rate) in effect at time of issuance of note.

     (e) Collateral. As collateral security for the payment and performance when due (whether at maturity, by acceleration or otherwise) of all obligations of the Borrower to the Holder under this Note, the Borrower hereby pledges and assigns to the Holder a continuing first priority security interest in all right, title and interest of the Borrower in and to the following:

     (i) 1,668,157 common shares, par value $0.01 per share, of ACGL granted under the Restricted Share Agreement, dated October 23, 2001 (the "Restricted Share Agreement") between the Borrower and Arch Capital Group Ltd., a Bermuda company ("ACGL"), and all securities or other property (including cash) issued in respect of or in exchange for such common shares (collectively, the "Pledged Securities"); and

     (ii) all dividends and distributions received or receivable in respect of such shares and the proceeds of all of the foregoing (collectively, the "Collateral").

The Borrower shall deliver to the Holder any and all original certificates held by Borrower representing the Pledged Securities, together with blank, undated assignments or share powers relating thereto. In addition, the Borrower shall deliver such other documents, instruments and agreements and do such further acts and things as the Holder shall reasonably request to further confirm unto the Holder the security interest in the Collateral granted hereunder.

     (f) Voting. So long as no Event of Default has occurred and is continuing under this Note, the Borrower shall be permitted to vote the Pledged Securities without any further consent of the Holder, provided that the Borrower shall not vote the Pledged Securities or otherwise take any other action that would materially adversely affect the value of the Collateral or affect the lien on the Collateral granted hereunder.

     (g) Sale of Pledged Securities by the Borrower. The Borrower may sell the Pledged Securities at any time (subject to vesting requirements for the Pledged Securities), provided that while any portion of the principal or interest on this Note remains payable, the net after-tax proceeds of any such sale (or any unrestricted cash received in any merger or other corporate transaction) shall be applied to the payment of any such unpaid principal and interest, as provided in paragraph (c) above.

     (h) Offset. The Borrower shall not offset any amounts due under this Note against any amounts due or alleged due to the Borrower from the Holder or any of its affiliates.

     (i) Acceleration. The following shall constitute "Events of Default":

          (i) the Borrower fails to make any payment within 5 days after the date it is due;

          (ii) the Borrower files a voluntary petition in bankruptcy, or is adjudicated bankrupt, under the Bankruptcy Code of the United States;

          (iii) the Borrower is the subject of a petition filed in the federal or territorial courts for the appointment of a trustee or receiver in bankruptcy or insolvency, which petition or proceeding, as it relates to Borrower, is not discharged or dismissed within 60 days after the commencement or filing of the same;

          (iv) the Borrower makes a general assignment for the benefit of creditors;

          (v) ACGL terminates the service of the Borrower as Chairman of the Board of Directors of ACGL for Cause (as defined below); or

          (vi) the Borrower terminates his service as Chairman of the Board of Directors of ACGL and breaches his obligation not to induce employees of ACGL or any of its subsidiaries to terminate service with ACGL or any of its subsidiaries as set forth in Section 8 of the Retention Agreement between ACGL, the Holder and the Borrower dated January 4, 2002 (the "Retention Agreement").

Upon the occurrence of any Event of Default, the entire balance of the principal sum of this Note, together with all accrued and unpaid interest, if any, shall become immediately due and payable. For purposes hereof, "Cause" shall mean the conviction of the Borrower of a felony.

     (j) Remedies. Upon the occurrence and during the continuance of any Event of Default, the Holder shall be entitled to exercise all remedies available to a secured creditor upon the default of a debtor under applicable Connecticut law, including, without limitation, selling the Collateral at a public or private sale without notice to the Borrower to the extent permitted under applicable Connecticut law.

     (k) No Personal Liability. Neither the Borrower nor any of his heirs, legal representatives, successors or assigns shall have any personal liability for the payment or performance of any of the Borrower's obligations hereunder. The Holder may enforce its rights in, to, or against only the Collateral, and Lender shall have full recourse to and the right to proceed against, only such Collateral. In all events, no monetary or deficiency judgment shall be sought or enforced against the Borrower or any of his heirs, legal representatives, successors or assigns.

     (l) Assigns. This Note shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, personal or legal representatives and permitted assigns. This Note is personal to the Borrower and without the prior written consent of the Holder shall not be assignable by the Borrower otherwise than by will or the laws of descent and distribution. This Note shall not be assignable by the Holder without the prior written consent of the Borrower, except to any non-Bermuda subsidiary of ACGL or any person that assumes the Retention Agreement.

     (m) Presentment. The Borrower hereby waives presentment for payment, demand, protest and notice of dishonor of this Note.

     (n) Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of Connecticut without giving effect to the conflict of laws principles thereof.

     (o) Jurisdiction; Venue. The Borrower hereby (i) irrevocably submits to the jurisdiction of any State or Federal court sitting in Connecticut in any action or proceeding arising out of or relating to this Note, (ii) irrevocably waives any defense based on doctrines of venue or forum non conveniens, or similar rules or doctrines, and (iii) irrevocably agrees that all claims in respect of such an action or proceeding may be heard and determined in such State or Federal court.

     (p) Severability. Wherever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Note and shall be interpreted so as to be effective and valid.

     SIGNED AND DELIVERED by the undersigned to be effective as of the Effective Date set forth above.



                                   ------------------------------------
                                            ROBERT CLEMENTS